Exhibit 99.1
Confidential

Cytokinetics, Incorporated	Burns McClellan, Inc.
Sharon Surrey-Barbari	Clay A. Kramer (investors)
SVP, Finance & CFO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS, INCORPORATED REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS
Company Provides Update on Clinical Development Programs and 2006 Financial Guidance
SOUTH SAN FRANCISCO, CA, JULY 27, 2006 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $1.4 million for the second quarter of 2006. Net loss for the second quarter of 2006 was $13.3 million, or $0.37 per share. As of June 30, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $100.0 million.
“The second quarter of 2006 was eventful for Cytokinetics as we announced promising data from our cardiovascular and oncology programs and extended our research collaboration with GlaxoSmithKline. In June, we shared positive top-line results from our Phase I clinical trial with CK-1827452, which we believe may prove to be a potentially safe and efficacious treatment for patients with congestive heart failure. Also in June, data were presented at the American Society of Clinical Oncology meeting from multiple clinical trials that are evaluating either ispinesib or SB-743291 in the treatment of cancer,” stated James H. Sabry, M.D., Ph.D., Chief Executive Officer. “Moreover, we extended the research term under our strategic alliance with GlaxoSmithKline for an additional one-year period. As we enter the second half of 2006, we are pleased with the progress we have made in both our research and clinical development programs and look forward to continuing to advance our novel cytoskeletal-based compounds.”
Company Highlights
•	In June, Cytokinetics announced that its first-in-humans Phase I clinical trial evaluating CK-1827452 (CK-452), a novel cardiac myosin activator, administered intravenously, demonstrated statistically significant and clinically relevant increases in ejection fraction, fractional shortening and systolic ejection time, which are measures of increases in cardiac function. The clinical trial was designed as a double-blind, randomized, placebo-controlled, dose-escalation trial conducted to investigate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of a six-hour infusion of CK-452 in healthy volunteers. The maximum tolerated dose (MTD) was determined to be 0.5 mg/kg/hr for the six-hour infusion in healthy volunteers. At the MTD, CK-452 was well-tolerated when compared to placebo. Across the dosing levels evaluated in this clinical trial, infusions of CK-452 were characterized by linear, dose-proportional pharmacokinetics and produced dose-dependent pharmacodynamic effects. The adverse effects at dose levels exceeding the MTD were associated with longer prolongations of systolic ejection time and larger increases in ejection fraction and fractional shortening than those that were observed with doses at or below the MTD. The corresponding adverse effects at the higher dose levels in humans appear similar to the adverse findings observed in the preclinical safety studies which occurred at similar plasma concentrations. These effects are believed to be related to a hyper-contractile state of the myocardium and were resolved promptly with discontinuation of the infusions of CK-452.

•	In June, GlaxoSmithKline (GSK) presented data from a Phase Ib combination clinical trial of ispinesib at the 2006 Annual Meeting of the American Society of Clinical Oncology (ASCO) suggesting ispinesib, a kinesin spindle protein (KSP) inhibitor, on a once every 21-day schedule, has an acceptable tolerability profile and no pharmacokinetic interactions when used in combination with carboplatin, a common chemotherapeutic agent used in patients suffering from advanced solid tumors. At the optimally tolerated regimen, ispinesib concentrations were not affected by carboplatin. The best response was a partial response at cycle 2 in one patient with breast cancer; a total of 13 patients (46%) had a best response of stable disease with durations ranging from 3 to 9 months.

•	At ASCO, the National Cancer Institute (NCI) presented data from a Phase I dose escalation trial of ispinesib, administered days 1 through 3 of a 21-day cycle, in 27 patients with various advanced solid tumors. The primary objectives of this clinical trial were to assess the safety and tolerability of ispinesib and to determine the dose limiting toxicity (DLT) and MTD at this dosing regimen. The most common grade 3 and 4 toxicities at doses
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Cytokinetics Q2 Financials Press Release
July 27, 2006

ranging between 4 mg/m2 and 8 mg/m2 were neutropenia and at some doses leukopenia. As a result, 6 mg/m2 was further evaluated as the potential MTD. In this clinical trial, stable disease was reported in two patients with renal cell carcinoma and a minor response was noted in one patient with bladder cancer.

•	Also, at ASCO, the NCI presented data from a Phase II clinical trial evaluating the response rate of patients with metastatic colorectal cancer treated with ispinesib as a monotherapy. Patients were randomized to receive ispinesib at 7 mg/m [2] on days 1, 8, and 15 of a 28-day schedule (Arm A) or 18 mg/m [2] every 21 days (Arm B). The authors concluded that ispinesib did not manifest an objective response rate on the two schedules evaluated in heavily pretreated colorectal cancer patients. The most common grade 3 and 4 toxicities in Arm A included neutropenia, nausea, vomiting and fatigue. The most common grade 3 and 4 toxicity in Arm B was neutropenia, only one of which was febrile. The authors concluded that the weekly dose given in Arm A appeared to have a more favorable toxicity profile compared to the dose given in Arm B.

•	GSK continued to treat patients in two Phase II clinical trials, one evaluating ispinesib as a second-line treatment for patients with advanced ovarian cancer and the second evaluating ispinesib as the second- or third-line treatment of patients with metastatic breast cancer. The breast cancer trial is evaluating patients in Stage 2 of a two-stage design Phase II clinical trial. In Stage 1 of the breast cancer trial the best overall responses observed were 3 partial responses out of 33 evaluable patients as measured by the Response Evaluation Criteria in Solid Tumors (RECIST). The three patients had maximum decreases in tumor size ranging from 46% to 68% with the duration of response ranging from 7.1 weeks to 13.4 weeks. The most common adverse event was Grade 4 neutropenia. In addition, GSK continues to treat patients in a Phase Ib clinical trial evaluating ispinesib in combination with capecitabine.

•	During the quarter, the NCI concluded Stage 1 enrollment of four Phase II clinical trials, each of which has a two-stage design. The first clinical trial is evaluating ispinesib in the first- or second-line treatment of patients with head and neck cancer. The second clinical trial is evaluating ispinesib in the first-line treatment of patients with melanoma who may have received adjuvant immunotherapy but no chemotherapy. The third clinical trial is evaluating ispinesib in the first-line treatment of patients with hepatocellular cancer. The primary endpoint of these three clinical trials is objective response as determined using the RECIST criteria. The fourth trial is evaluating ispinesib in the second-line treatment of patients with hormone-refractory prostate cancer. The primary endpoint of this trial is objective response as determined by blood serum levels of the tumor mass marker Prostate Specific Antigen.

•	At ASCO, GSK presented in an oral presentation, data from a Phase I clinical trial evaluating the tolerability and pharmacokinetics of SB-743921 (SB-921), Cytokinetics’ second KSP inhibitor. The primary objectives of this clinical trial were to determine the DLTs and to establish the MTD of SB-921 administered intravenously on a once every 21-day schedule; secondary objectives included assessment of the safety and tolerability of SB-921, in order to characterize the pharmacokinetics of SB-921 on this schedule and to make a preliminary assessment of the antitumor activity of SB-921. The recommended Phase II dose of SB-921 on the 21-day schedule is 4 mg/m2, although dosing did reach 8 mg/m2. The observed toxicities at the recommended Phase II dose were manageable. DLTs in this clinical trial consisted predominantly of neutropenia and elevations in hepatic enzymes and bilirubin. Disease stabilization (range 9-45 weeks) was observed in 7 patients. A patient with cholangiocarcinoma had a confirmed partial response at the MTD at cycle 10.

•	Cytokinetics continues to enroll patients in a Phase I/II clinical trial of SB-921, evaluating patients with non-Hodgkin’s lymphoma (NHL), in connection with an expanded development program for SB-921. This trial is an open-label, non-randomized clinical trial designed to investigate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of SB-921, administered as a one-hour infusion on days 1 and 15 of a 28-day schedule, first without and then with the administration of granulocyte colony stimulating factor (GCSF) in patients with NHL.

•	In June, Cytokinetics announced the extension of the research term under its strategic alliance with GSK for an additional year to continue research activities focused towards centromere-associated protein E (CENP-E). This research term extension will positively contribute to the further translational research activities underlying the development activities of GSK-923295 or GSK-295, a potential drug candidate that targets CENP-E. CENP-E is a mitotic kinesin directly involved in coupling the mechanics of mitosis with the mitotic checkpoint signaling machinery, regulating cell-cycle transition from metaphase to anaphase. CENP-E is also essential for prometaphase chromosome movements that contribute to metaphase chromosome alignment. These processes are essential to cell proliferation.

Cytokinetics Q2 Financials Press Release
July 27, 2006

Financials
Revenues from research and development collaborations for the second quarter of 2006 were $1.4 million, compared to revenues for the same period in 2005 of $2.3 million. Revenues included payments for research collaborations with GSK. The decline in collaborative research revenues for the second quarter of 2006, as compared to the second quarter of 2005, was primarily due to reductions in full time equivalent and patent reimbursement revenue of $0.6 million by GSK and a reduction in collaboration revenue of $0.3 million by AstraZeneca in the second quarter of 2006.
Total research and development (R&D) expenses for the second quarter of 2006 were $11.9 million, compared to $10.0 million for the same period in 2005. The increase in R&D expenses in the second quarter of 2006, over the same period in 2005, was primarily due to increased spending related to the manufacture of clinical supply and other clinical outsourcing costs as Cytokinetics advanced its drug candidates for the treatment of cardiovascular disease and cancer through clinical trials and higher expenses related to compensation and benefits, including charges for stock-based compensation.
Total general and administrative (G&A) expenses for the second quarter of 2006 were $3.9 million, compared to $3.4 million in the second quarter of 2005. The slight increase in spending in the second quarter of 2006, over the same period in 2005 was primarily due to increased expenses related to compensation and benefits, including charges for stock-based compensation, which were partially offset by lower legal fees and consulting expenses.
The net loss for the three months ended June 30, 2006, was $13.3 million, or $0.37 per share, compared to a net loss of $10.5 million, or $0.37 per share, for the same period in 2005.
Cytokinetics also reported results of its operations for the six months ended June 30, 2006. Revenues from research and development collaborations for the six months ended June 30, 2006 were $2.9 million, compared to revenues of $4.9 million for the same period in 2005. The decline in collaborative research revenues for the first six months of 2006, as compared to the same period in 2005, was primarily the result of a decrease in full time equivalent and patent reimbursement revenues of $1.4 million by GSK and a reduction in collaboration revenue of $0.6 million by AstraZeneca in the first six months of 2006.
Total R&D expenses for the six months ended June 30, 2006 were $23.2 million, compared to $20.6 million for the same period in 2005. The increased spending in the first six months of 2006, over the same period in 2005, was primarily due to increased outsourcing costs related to the manufacturing of clinical supplies and ongoing clinical trials for Cytokinetics’ cardiovascular and oncology programs, along with higher personnel expenses.
Total G&A expenses for the six months ended June 30, 2006 were $7.6 million, compared to $6.5 million for the same period in 2005. The increased spending in the first six months of 2006, over the same period in 2005, was primarily due to increased personnel expenses, which were partially offset by lower legal fees.
The net loss for the six months ended June 30, 2006, was $25.7 million, or $0.73 per share, compared to a net loss of $21.1 million, or $0.74 per share, for the same period in 2005.
Update on Financial Guidance for 2006
Cytokinetics also announced that it lowered financial expense guidance for 2006. Cytokinetics’ revenue guidance for 2006 is estimated to be in the range of $4.0 to $5.0 million, as stated previously. Guidance for R&D expenses is being reduced to be in the range of $56.0 to $60.0 million, down from its previous guidance of between $67.0 and $71.0 million. G&A expense guidance remains in the range of $18.0 to $20.0 million. This guidance includes the estimated effects of Cytokinetics’ adoption in the first quarter of 2006 of FAS 123R, Share-Based Payments, which requires the expensing of stock-based compensation.

Cytokinetics Q2 Financials Press Release
July 27, 2006

Updated Company Milestones
Oncology
Ispinesib (SB-715992):
•	Additional data are anticipated from Stage 2 of GSK’s Phase II clinical trial of second- or third-line therapy in patients with locally advanced or metastatic breast cancer in the second half of 2006.

•	Data are anticipated from Stage 1 of GSK’s Phase II clinical trial of second-line therapy in patients with ovarian cancer in the second half of 2006.

•	Additional data are anticipated from GSK’s Phase Ib clinical trial evaluating ispinesib in combination with capecitabine in the second half of 2006.

•	Interim data from Stage 1 of the NCI’s Phase II clinical trial in patients with melanoma are anticipated to be available in the second half of 2006.

•	Data from the NCI’s Phase II clinical trial of patients with head and neck cancer are planned to be presented at the 31st Congress of the European Society for Medical Oncology (ESMO) in September in Istanbul, Turkey.

•	Interim data from Stage 1 of the NCI’s Phase II clinical trial of patients with hepatocellular cancer are anticipated to be available in the second half of 2006.

•	Interim data from Stage 1 of the NCI’s Phase II clinical trial of patients with hormone-refractory prostate cancer are anticipated to be available in the second half of 2006.

•	Initiation of the NCI’s Phase II clinical trial evaluating ispinesib as monotherapy in patients with renal cell cancer is anticipated in the second half of 2006.

•	Initiation of the NCI’s Phase I clinical trial evaluating ispinesib as monotherapy in pediatric patients with relapsed or refractory solid tumors is anticipated in the second half of 2006.
GSK-923295:
•	A regulatory filing is anticipated by GSK in early 2007 to allow initiation of first time in human clinical trials in the first half of 2007.
The clinical trial milestones for the oncology program described above are based on information provided by GSK or the NCI. The occurrence of these events is outside of Cytokinetics’ control.
Cardiovascular
CK-1827452:
•	Data from the Phase I clinical trial of CK-452 are planned to be presented at a session entitled “Recent and Late Breaking Trials” at the 10th Annual Meeting of the Heart Failure Society of America (HFSA) on Wednesday, September 13, 2006 in Seattle, Washington. The presentation will be made by John R. Teerlink, M.D., F.A.C.C., F.A.H.A., F.E.C.S, Associate Professor of Medicine at the University of California, San Francisco, and Director of the Heart Failure Clinic, Veterans Affairs Medical Center, San Francisco. Dr. Teerlink is a Co-Principal Investigator and responsible for the echocardiographic analysis for the Phase I clinical trial.

•	Initiation of a Phase II clinical trials program for CK-452 is anticipated in the second half of 2006.

•	Initiation of a Phase I oral bioavailability trial of CK-452 is anticipated in the second half of 2006.
Conference Call and Webcast Information
Members of the Cytokinetics management team will review second quarter results via webcast and conference call today at 4:30 PM Eastern Time. To access the live webcast, please log-on in the Investor Relations section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 3314285.
An archived replay of the webcast will be available via Cytokinetics’ website until August 27, 2006. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 3314285 from July 27, 2006 at 6:45 p.m. Eastern Time until August 4, 2006.

Cytokinetics Q2 Financials Press Release
July 27, 2006

About Cytokinetics
Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Under a strategic alliance established in 2001, Cytokinetics and GSK are collaborating to develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. Ispinesib (SB-715992), SB-743921 and GSK-923295 are being developed under the strategic alliance with GSK. GSK is conducting Phase II and Ib clinical trials for ispinesib and a Phase I clinical trial for SB-743921, and Cytokinetics is conducting a Phase I/II trial of SB-743921 in non-Hodgkin’s lymphoma. Cytokinetics’ unpartnered cardiovascular disease program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently completed a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the intravenous treatment of heart failure and also is advancing CK-1827452 as a potential drug candidate for the treatment of chronic heart failure via oral administration. Additional information about Cytokinetics can be obtained at http://www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected initiation, timing, scope and results of clinical trials within Cytokinetics’ and its partners’ clinical development and research programs, including a potential regulatory filing by GSK for GSK-923295, research and development milestones, anticipated dates of release of data from clinical trials and upcoming presentations of clinical trial results, our financial guidance, including expected revenues and R&D and G&A expenses for 2006, the potential benefits of Cytokinetics’ drug candidates and potential drug candidates and the enabling capabilities of Cytokinetics’ proprietary technologies. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by GSK or the NCI to postpone or discontinue research and/or development efforts for one or more compounds or for GSK to discontinue funding of such efforts under Cytokinetics’ collaboration with GSK, difficulties or delays in patient enrollment for clinical trials, unexpected adverse side effects or inadequate therapeutic efficacy of Cytokinetics’ drug candidates, and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs), the timing and receipt of funds under Cytokinetics’ collaborations and the implementation and maintenance of procedures, policies, resources and infrastructure relating to compliance with new or changing laws, regulations and practices. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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Cytokinetics Q2 Financials Press Release
July 27, 2006

Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Revenues:
Research and development	$746	$1,641	$1,466	$3,513
License revenues	700	700	1,400	1,400

Total revenues	1,446	2,341	2,866	4,913

Operating Expenses:
Research and development	11,897	10,039	23,164	20,576
General and administrative	3,938	3,403	7,560	6,546

Total operating expenses	15,835	13,442	30,724	27,122

Operating loss:	(14,389)	(11,101)	(27,858)	(22,209)

Interest and other income	1,228	688	2,357	1,400
Interest and other expense	(125)	(127)	(248)	(261)

Net loss	$(13,286)	$(10,540)	$(25,749)	$(21,070)

Net loss per common share — basic and diluted	$(0.37)	$(0.37)	$(0.73)	$(0.74)

Weighted average shares used in computing net loss per common share — basic and diluted	36,375,619	28,513,959	35,317,352	28,447,164

Cytokinetics Q2 Financials Press Release
July 27, 2006

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$49,766	$13,515
Short term investments	45,155	62,697
Other current assets	2,669	2,652

Total current assets	97,590	78,864
Property and equipment, net	5,920	6,178
Restricted investments	5,100	5,172
Other assets	968	1,247

Total assets	$109,578	$91,461

Liabilities and stockholders’ equity
Current liabilities	$10,150	$11,264
Long-term obligations	6,136	6,636
Stockholder’s equity	93,292	73,561

Total liabilities and stockholders’ equity	$109,578	$91,461